UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15967 (Commission File Number)	22-3725387 (I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:            (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Page
Item 8.01 Other Events	1

SIGNATURES	2

PURPOSE OF FILING

The purpose of this filing is to report to you that we have sold substantially all of the assets and liabilities of our domestic Italian operations.

Item 8.01.	Other Events

D&B has taken another step in advancing our International strategy to support higher profit margins and superior data quality. On May 31, 2009, D&B completed the sale of substantially all of the assets and liabilities of the domestic portion of our Italian operations to CRIF, S.p.A., one of the largest providers of business information in Italy, for $11 million in cash, net of certain liabilities at closing. Our domestic Italian operations generated approximately $48 million in revenue and approximately $1 million in operating income in 2008.

Simultaneous with closing this transaction, we entered into a ten year commercial arrangement to provide CRIF with global data for its Italian customers. This arrangement has aggregate future cash payments of approximately $130 million, which will allow us to realize slightly higher revenue and higher operating income for this portion of the business on an annualized basis than D&B achieved on our own in 2008. In addition, this transaction will allow D&B to provide superior data quality to our global customers seeking information on Italian companies.

This transaction has no impact on our previously issued 2009 financial guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Richard S. Mattessich
Richard S. Mattessich Associate General Counsel, Assistant Corporate Secretary

DATE: June 1, 2009